EX: 99.1

Cambridge Bancorp Announces Completion of Merger with Wellesley Bancorp, Inc.

CAMBRIDGE, Mass. (BUSINESS WIRE) — On June 1, 2020, Cambridge Bancorp (NASDAQ: CATC), parent of Cambridge Trust Company, completed its merger with Wellesley Bancorp, Inc. (“Wellesley”), Wellesley Bank (“Wellesley Bank”), Wellesley’s subsidiary bank, and Cambridge Trust Company, the Company’s subsidiary bank. Although the legal closing was effective as of 12:01 a.m. on June 1, 2020, the systems conversion is scheduled to occur over the weekend of October 2, 2020.

“We are pleased to announce the completion of the merger with Wellesley and are excited to build a stronger future for both Cambridge Bancorp and Wellesley as one. This combination will enhance and expand Cambridge’s Greater Boston presence with the addition of Wellesley’s six full-service banking offices in Norfolk, Middlesex, and Suffolk Counties. Cambridge and Wellesley share similar service-oriented business models, and each provide their clients with banking and wealth management services,” noted Denis K. Sheahan, Chairman and CEO.

In connection with the closing of the merger, Thomas J. Fontaine, the former Chairman, President and CEO of Wellesley will join the combined company in the role of Chief Banking Officer and as a director. Simon Gerlin and Kathy Hinderhofer, former directors of Wellesley, were also appointed to the Boards of Directors of Cambridge Bancorp and Cambridge Trust Company.

Under the terms of the merger agreement, each share of Wellesley common stock will be exchanged for 0.580 shares of Cambridge Bancorp common stock.

Keefe, Bruyette & Woods, Inc. served as financial advisor and provided a fairness opinion to Cambridge Bancorp and Hogan Lovells US LLP served as its legal counsel. Sandler O’Neill & Partners, L.P. served as financial advisor and provided a fairness opinion to Wellesley and Kilpatrick Townsend & Stockton LLP served as its legal counsel.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 130-year-old Massachusetts chartered commercial bank with approximately $4.0 billion in assets, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $3.4 billion in client assets under management and administration. The Wealth Management group maintains offices in Boston, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about Cambridge Bancorp (the “Company”) and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the current global economic uncertainty and economic conditions being less favorable than expected, disruptions to the credit and financial markets, changes in the Company’s accounting policies or in accounting standards, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence, actions governments, businesses and individuals take in response to the COVID-19 pandemic, the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, challenges from the integration of the Company and Optima Bank & Trust Company resulting in the combined business not operating as effectively as expected, disruptions in the Company’s ability to access the capital markets, the businesses of the Company and Wellesley may not be combined successfully, or such combination may take longer than expected, the cost savings of the merger with Wellesley may not be fully realized or may take longer to realize than expected, operating costs, customer loss and business disruption following the Wellesley merger, including adverse effects on relationships with employees, may be greater than expected, and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2019, which the Company filed on March 16, 2020. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Cambridge Bancorp
Michael F. Carotenuto
Chief Financial Officer
617-520-5520